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EXHIBIT 99.1

NEWS RELEASE
	CONTACTS:	Watson Pharmaceuticals, Inc. Patty Eisenhaur Director, Investor Relations (909) 493-5611

  FOR IMMEDIATE RELEASE

WATSON PHARMACEUTICALS ANNOUNCES PRICING OF
CONVERTIBLE SENIOR DEBENTURES OFFERING

—Offering Increased to $500 Million—

CORONA, Calif., Mar 5, 2003—Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that it increased to $500 million the size of its offering of convertible senior debentures due 2023 (plus an option to the initial purchasers of the debentures to acquire up to an additional $75 million principal amount of the debentures). The debentures will be convertible into shares of Watson's common stock at a conversion price of $40.05 per share of common stock (reflecting a premium of 42%, relative to the NYSE closing price for Watson's common stock of $28.19 on March 4, 2003), and will bear interest at a rate of 1.75% per annum. The transaction is subject to market and other conditions.

        Watson expects to use the net proceeds from the convertible debenture offering to retire outstanding debt under its existing credit facility and use the remainder for general corporate purposes.

        The debentures will be convertible into shares of Watson's common stock upon the occurrence of certain events. The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

        The debentures, and the common stock issuable upon conversion of the debentures, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

        Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products.

        Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson's current expectations depending upon a number of factors affecting Watson's business. These factors include, among others, market conditions for the debenture offering and other risks and uncertainties detailed in Watson's periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's Annual Report on Form 10-K for the year ended December 31, 2002.

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WATSON PHARMACEUTICALS ANNOUNCES PRICING OF CONVERTIBLE SENIOR DEBENTURES OFFERING —Offering Increased to $500 Million—